Dechert Price & Rhoads
                       1500 K Street, N.W.
                     Washington, D.C.  20005




                        October 30, 1996




Templeton Funds, Inc.
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sirs:

          As counsel for Templeton Funds, Inc. (the "Company") during the fiscal year ended August 31, 1996, we are familiar with the registration of the Company under the Investment Company Act of 1940 (File No. 811-2781) and with the registration statement relating to its shares of common stock (the "Shares") under the Securities Act of 1933 (File No. 2-60067). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion that the 529,186,295 Shares delivered by the Company against receipt of the net asset value of the Shares during the Company's fiscal year ended August 31, 1996 were duly and validly authorized, legally and validly issued, fully paid, and non-assessable.

          We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended August 31, 1996 to be filed on behalf of the Company with the Securities and Exchange
Commission.

                                   Sincerely,

                                   /s/DECHERT PRICE & RHOADS
                                   Dechert Price & Rhoads